                                                                    Exhibit 3.2



                           CERTIFICATE OF AMENDMENT OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                DOUBLETWIST, INC.

         DoubleTwist, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation (the "Board"), at a duly called meeting on August 30, 2000 at which a quorum was present, adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and authorizing and directing the officers and directors of the Corporation to solicit the consent of the stockholders of the Corporation for consideration thereof.

         Therefore, the first paragraph of Article "FOURTH" of the Certificate of Incorporation of the Corporation is hereby amended to read as follows:

         "FOURTH": This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock," and "Preferred Stock." The total number of shares of Common Stock this corporation shall have authority to issue is 100,000,000 at $0.01 par value, and the total number of shares of Preferred stock this corporation shall have authority to issue is 71,447,329 at $0.01 par value. The Preferred Stock may be issued from time to time in one or more series. 4,887,500 shares of Preferred Stock shall be designated Series A1 Preferred Stock (the "SERIES A1 PREFERRED"); 256,834 shares of Preferred Stock shall be designated Series A Preferred Stock (the "SERIES A PREFERRED"); 6,208,552 shares of Preferred Stock shall be designated Series B Preferred Stock (the "SERIES B PREFERRED"); 28,094,443 shares of Preferred Stock shall be designated as Series C Preferred Stock (the "SERIES C PREFERRED"); 26,750,000 shares of Preferred Stock shall be designated as Series D Preferred Stock (the "SERIES D Preferred") and 5,250,000 shares of Preferred Stock shall be designated Series E Preferred Stock (the "SERIES E PREFERRED"). At the effective time of this Certificate of Amendment, each four (4) issued and outstanding shares of Common Stock of the Corporation shall be subdivided and converted into one (1) share of Common Stock of the Corporation (the "REVERSE STOCK SPLIT"). No fractions of shares will be issued, and, stockholders otherwise entitled to receive fractions of shares shall have no further interest as a stockholder with respect to such fractions of shares. The Corporation will pay in cash the fair value, as determined by the Board of Directors, of fractions of shares which would otherwise result from the Reverse Stock Split.

         SECOND: The Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware, and prompt written notice was duly given pursuant to Section 228 to those stockholders who did not approve the Amended and Restated Certificate of Incorporation by written consent.

         THIRD: That said amendment shall become effective upon filing of the Certificate of Amendment with the Secretary of State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by John D. Couch, its President and Chief Executive Officer on this ___ day of _______, 2000.


                                  DOUBLETWIST, INC.




                                  By:
                                     ---------------------------------------
                                  Its:     John D. Couch.
                                           President and Chief Executive Officer